Exhibit 2.3
PLAN OF MERGER
     THIS PLAN OF MERGER (this “Plan”), dated as of October 9, 2009 (the “Execution Date”), is entered into by and among TECHNISCAN, INC., a Utah corporation (“TechniScan”) and TECHNISCAN ACQUISITION, INC., a Utah corporation (“Merger Sub”).
     WHEREAS, the sole shareholder of Merger Sub, Castillo, Inc., a Delaware corporation (“Parent”) and the boards of directors of each of Merger Sub and TechniScan (each a “Board”) have, pursuant to the laws of their respective states of organization, declared that this Plan is advisable, fair and in the best interests of their respective shareholders, and have approved this Plan and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into TechniScan in exchange for shares of the common stock of Parent (“Parent Common Stock”); and
     WHEREAS, the parties to this Plan intend that the merger will qualify as a transaction described in Section 368 of the Internal Revenue Code of 1986, as amended and the parties have agreed not to take actions that would cause the merger not to so qualify.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 Merger. On the terms and subject to the conditions set forth in this Plan, at the Effective Time, in accordance with the provisions of the Utah Revised Business Corporation Act (the “Utah Act”), Merger Sub shall be merged with and into TechniScan. TechniScan shall continue as the surviving entity (the “Surviving Entity”) and the separate existence of Merger Sub shall cease (the “Merger”).
     1.2 Effective Time. Prior to the Effective Time, Merger Sub and TechniScan shall prepare, and, on the closing date of the Merger (the “Closing Date”), TechniScan shall file with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah (the “Division”), Articles of Merger (the “Articles of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the Utah Act and shall make all other filings or recordings required under the Utah Act to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are filed with the Division on the Closing Date, or such other time and/or date specified in the Articles of Merger (the “Effective Time.”)
     1.3 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Plan and the applicable provisions of the Utah Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of TechniScan and Merger Sub shall vest in the Surviving Entity.
     1.4 Articles of Incorporation and Bylaws of the Surviving Entity.
          (a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or TechniScan, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with the Utah Act.

          (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or TechniScan, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with the Utah Act and the Articles of Incorporation of the Surviving Entity.
     1.5 Directors and Officers of the Surviving Entity. The initial director and officer of the Surviving Entity shall be David Robinson, until his successor is duly elected or appointed and qualified.
ARTICLE II
MANNER OF CONVERTING SECURITIES
     2.1 Conversion of Shares in the Merger. Subject to the provisions of this Article II, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TechniScan, or any of the shareholders of any of the foregoing, the outstanding securities of TechniScan and Merger Sub shall be converted as follows:
          (a) TechniScan Common Stock. Each share of common stock, par value $.001 per share, of TechniScan (“TechniScan Common Stock”) issued and outstanding immediately prior to the Effective Time (other than TechniScan dissenting shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable share of Parent Common Stock (the “Exchange Ratio”).
          (b) TechniScan Options. Each option to purchase shares of TechniScan Common Stock that is outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for an option to purchase an equivalent number of shares of Parent Common Stock pursuant to the terms of a stock option plan which shall be adopted by the Board of Parent to be effective as of the Effective Time.
          (c) Merger Sub Shares. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one (1) validly issued, fully paid and nonassessable share of the common stock, par value $.001 per share, of the Surviving Entity.
          (d) Parent Common Stock. Each share of Parent Common Stock owned by TechniScan shall, at the Effective Time, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     2.2 Surrender and Exchange of TechniScan Securities. As soon as practicable after the Effective Time, Parent shall deliver to each record holder of TechniScan Common Stock a certificate (or evidence of shares in book-entry form) registered in the name of such TechniScan shareholder representing the number of shares of Parent Common Stock to which such holder is entitled under this Article II. As of the Effective Time, each share of TechniScan Common Stock (other than TechniScan dissenting shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall be deemed at and after the Effective Time to represent only the right to receive the consideration specified in this Article II, as applicable, for the TechniScan shareholder who is the holder thereof. Each TechniScan dissenting share shall be converted into the right to receive payment from the Surviving Entity with respect thereto in accordance with the provisions of the Utah Act regarding dissenters rights.
     2.3 Transfer Books; No Further Ownership Rights in TechniScan Common Stock. All shares of Parent Common Stock issued in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the TechniScan Common Stock, and upon such issuance, such shares of Parent Common Stock shall have been duly authorized, validly issued and fully paid and nonassessable. At the Effective Time, the transfer books of TechniScan shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Entity of the TechniScan Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of TechniScan Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such interests, except as otherwise provided for herein or by applicable law.
     2.4 No Fractional Shares for Parent Common Stock. No fraction of a share of Parent Common Stock (or evidence of such shares in book-entry form) shall be issued upon the exchange of a share of TechniScan Common Stock pursuant to this Article II, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of TechniScan Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.
ARTICLE III
MISCELLANEOUS
     3.1 Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed copy of an original signature shall be deemed to have the same effect as an original signature.
     3.2 Governing Law. This Plan shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Utah, without reference to its choice of law rules.
     3.3 Termination. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time if the Board of TechniScan determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of TechniScan and its shareholders. In the event of the termination and abandonment of this Plan, this Plan shall become null and void and have no effect, without any liability on the part of either TechniScan, Merger Sub or Parent, or any of their respective shareholders, directors or officers.
     IN WITNESS THEREOF, this Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

TECHNISCAN, INC., a Utah corporation
By:	/s/ David Robinson
David Robinson
President & CEO

TECHNISCAN ACQUISITION, INC., a Utah corporation
By:	/s/ Emilia Ochoa
Emilia Ochoa
President

3